Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of NVIDIA Corporation, which appears in NVIDIA Corporation’s Annual Report on Form 10-K for the year ended January 30, 2005.

/s/ PricewaterhouseCoopers LLP
San Jose, California
April 7, 2005